       THE            The MONY Group Inc.       News Release
[LOGO] MONY           1740 Broadway             MEDIA CONTACTS:
       GROUP          New York, NY 10019        Doug Myers 212 708 2472
                      212 708 2472              Christopher Breslin 212 708 2435
                      212 708 2399 Fax          INVESTOR CONTACT:
                                                Jay Davis 212 708 2917

        The MONY Group Inc. Meets Revised Expectations for Third Quarter

         Third Quarter Operating EPS is $0.06 Excluding Venture Capital

NEW YORK (November 8, 2001) - The MONY Group Inc. (NYSE: MNY) today reported operating income, excluding venture capital, for the quarter ended September 30, 2001 of $2.8 million or $0.06 per share. Including a venture capital loss of $10.1 million or $0.21 per share, the company reported an operating loss of $7.3 million or $0.15 per share. For the quarter ended September 30, 2000, operating income, excluding venture capital income, was $24.2 million or $0.50 per share. Including venture capital returns of $29.8 million or $0.63 per share, operating income was $54 million or $1.13 per share.

For the quarter ended September 30, 2001, MONY had a net loss of $8.7 million or $0.18 per share. This included a $1.4 million or $0.03 per share after tax net realized loss from investments. Comparably, net income was $66.2 million or $1.39 per share for the quarter ended September 30, 2000. This included net realized gains from investments of $13.2 million after tax or $0.28 per share and included an extraordinary charge of $1.0 million or $0.02 per share.

"As we previously reported, our results were affected by the challenging economic environment and the tragic events of September 11th," said Michael I. Roth, chairman and CEO, The MONY Group. "Specifically, we experienced a small amount of life insurance claims as a result of the World Trade Center tragedy; lower earnings from our retail brokerage segment due in part to the four-day close in the market; and lower accumulation assets under management. At the same time, we experienced sales increases in our individual life insurance businesses as well as net inflows for our mutual funds and annuities."

"Our profit enhancement initiatives will be complete by year end, and we expect to realize the benefit of these efforts in 2002," added Roth. "Specifically, our manufacturing unit plans to decrease the time-to-market of new products and our distribution group has clearly defined growth opportunities to reach new customers, all of which will lead to increased market share and revenue growth."

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                                       2

Third quarter highlights include:
--------------------------------

 .    MONY is on target to complete the strategic initiatives outlined earlier this year to enhance profitability and achieve $35 million in cost savings. These initiatives are designed to generate new revenue opportunities, enhance operating efficiency, and more effectively allocate resources and capital. As part of these strategic initiatives, the company is implementing revenue generation and cost containment initiatives at both MONY Life Insurance Company and Advest. These measures will result in the elimination of approximately 10 percent of the company's workforce.

 .    As part of the company's continuing efforts to enhance its product and service offering and expand its distribution channels, MONY's Advest subsidiary announced its intent to acquire Lebenthal & Co. The acquisition is expected to close by the end of the fourth quarter. A financial services firm offering a range of investment products and services to a nationwide customer base, Lebenthal is one of the nation's leading experts in tax-exempt investing through its concentrated expertise in municipal bonds. Lebenthal also has an asset management subsidiary and manages three open-ended municipal bond funds including the first taxable municipal bond fund.

 .    As of September 30, 2001, book value was $43.19 per share (excluding accumulated comprehensive income) compared to $42.55 per share as of June 30, 2001.

 .    As of November 6, the company had repurchased approximately 46 percent of the 2.5 million shares authorized for the company's second stock repurchase program at an average share price of $34. The company has repurchased all of the 2.4 million shares authorized through MONY's first stock repurchase program at an average share price of $33.

Nine-Month Results
------------------

Operating income, excluding venture capital income, for the nine months ended September 30, 2001 was $35.2 million or $0.70 per share. Including a venture capital loss of $9.1 million or $0.18 per share, operating income was $26.1 million or $0.52 per share. Operating income, excluding venture capital income, for the nine months ended September 30, 2000 was $71.9 million or $1.51 per share. Including a venture capital gain of $157.3 million or $3.30 per share, operating income for the nine months ended September 30, 2000 was $229.2 million or $4.81 per share. Net income for the nine months ended September 30, 2001 was $26.9 million or $0.53 per share. Net income for the first nine months of 2000 was $215.5 million or $4.53 per share.

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                                       3

An earnings summary is as follows:
($ in million except share data and per share amount)

                                           Three Months Ended    Three Months Ended    Nine Months Ended    Nine Months Ended
                                                 9/30/01               9/30/00              9/30/01              9/30/00
Operating Income, excluding                $            2.8      $           24.2      $           35.2     $           71.9
Venture Capital
Venture Capital Income (loss)                         (10.1)                 29.8                  (9.1)               157.3
                                           ----------------      ----------------      ----------------     ----------------
Operating Income (loss)                                (7.3)                 54.0                  26.1                229.2
Realized gains/(losses)from                            (1.4)                 13.2                   0.8                 24.0
Investments
Extraordinary Item - Net                                  -                  (1.0)                    -                (37.7)
                                           ----------------      ----------------      ----------------     ----------------
Net Income                                 $           (8.7)     $           66.2      $           26.9     $          215.5
                                           ================      ================      ================     ================

Diluted Per Share Amounts
(See Note 1):
Operating Income Before Venture            $           0.06      $           0.50      $           0.70     $           1.51
Capital
Venture capital income (loss)                         (0.21)                 0.63                 (0.18)                3.30
                                           ----------------      ----------------      ----------------     ----------------
Operating income (loss)                               (0.15)                 1.13                  0.52                 4.81
Realized gains/(losses) from                          (0.03)                 0.28                  0.01                 0.51
investments
Extraordinary                                             -                 (0.02)                    -                (0.79)
                                           ----------------      ----------------      ----------------     ----------------
Net income (loss)                          $          (0.18)     $           1.39      $           0.53     $           4.53
                                           ================      ================      ================     ================

Share Data:
Weighted-average shares outstanding              48,642,274            46,147,359            48,915,523           46,572,467
Plus:  Incremental shares from                            0             1,517,693             1,597,601            1,046,639
                                           ----------------      ----------------      ----------------     ----------------
assumed conversion of
dilutive securities
Weighted-average shares used in                  48,642,274            47,665,052            50,513,124           47,619,106
                                           ================      ================      ================     ================
diluted per-share calculations

Note 1: 1,634,471 incremental shares from the assumed conversion of dilutive
-------
securities were not included in the computation of per share amounts for the three month period ended September 30, 2001 because their inclusion would be antidilutive.

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                                       4

Business Segments

Protection Segment
------------------

Through its protection segment, The MONY Group sells a wide range of life insurance products (including whole, term, universal, variable universal, survivorship universal, last survivor variable universal, and group universal life) to higher-income individuals, particularly small business owners, family builders and pre-retirees as well as corporations.

"Our individual life sales exceeded the prior year and reflect the growing demand for life insurance as part of a well-rounded financial plan," said Roth. "Our career organization is beginning to grow sales levels of insurance products through more focused customer outreach that will only be enhanced as a result of our reorganization efforts. And our USFL business unit continues to build market share in the niche insurance segment of specialty-risk life insurance."

New life insurance premiums (first-year and single premiums) sold through the career organization were $22.6 million for the quarter compared to $19.5 million during the third quarter of 2000. Year-to-date premiums from the career organization were $60.9 million, compared with $62.7 million for the first nine months of 2000.

U.S. Financial Life Insurance Company (USFL) premiums were $11.7 million for the third quarter, compared with $10.2 million for the quarter ended September 30, 2000. Year-to-date sales were $34.2 million compared with $30.3 million during the same period last year.

Total new annualized and single life insurance premiums for the third quarter of 2001 were $54.8 million, compared with $95.8 million during the third quarter of 2000 and reflect a $46 million reduction in COLI sales. Annualized premiums for the nine months ended September 30, 2001 were $151.9 million compared with $205.3 million during the prior year period.

Accumulation Segment
--------------------

The MONY Group provides variable annuities and proprietary retail mutual funds through its career organization, member companies and third-party broker-dealers.

Within the context of 16 percent and 31 percent declines for the Dow Jones and NASDAQ markets respectively during the quarter, accumulation assets under management decreased 12 percent to $8.2 billion as of September 30, 2001 from $9.3 billion as of June 30, 2001.

Despite the adverse market conditions, new accumulation assets raised in the 2001 third quarter were $414 million compared to $523 million during the prior year period. MONY experienced net inflows from both its mutual fund and annuities businesses during the quarter. For the nine months ended September 30, 2001, new accumulation

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                                       5

assets raised were $1.3 billion, compared with a record $2 billion for the first nine months of 2000.

The Enterprise Group of Funds had third quarter 2001 sales of $316 million, $244 million of which were sold by third-party broker-dealers and $72 million were sold through The MONY Group's career organization. Comparably, third quarter 2000 sales for Enterprise were $433 million, $305 million of which were from third-party broker dealers and $128 million from the career organization.

For the first nine months of 2001, Enterprise sales were approximately $1 billion, $749 million of which were sold by third-party broker-dealers and $288 million were sold through The MONY Group's career organization. For the first nine-months of 2000, Enterprise sales were approximately $1.7 billion, $1.2 billion of which were sold by third-party broker-dealers and $509 million were sold through The MONY Group's career organization.

Annuity sales were $98 million during the third quarter of 2001 compared to $90 million during the third quarter of 2000. For the nine months ended September 30, 2001, annuity sales were $272 million compared with $322 million for the prior year period.

Retail Brokerage & Investment Banking
-------------------------------------

The Retail Brokerage and Investment Banking segment includes securities brokerage, trading, investment banking, trust and asset management services to high-net worth individuals and small to mid-size business owner clients primarily through MONY's Advest and MONY Securities Corp. subsidiaries. The Retail Brokerage and Investment Banking segment, formed during the first quarter of 2001, had revenues of $82.1 million for the third quarter and $253 million for the period ended September 30, 2001.

Overall market conditions, coupled with the four-day market close in September, affected trading volume at Advest and MONY Securities Corporation. Advest revenues were $72 million for the third quarter of 2001, compared to $101.4 million on a proforma basis for the third quarter of 2000.

Revenues from Advest's private client group were $42.5 million for the quarter ended September 30, 2001, compared to $57.4 million on a proforma basis for the same period in 2000. Advest's private client group includes the retail sale of equities, asset management products, fixed income products and annuities to individual investors through Advest financial advisors.

MONY Securities Corp., a registered securities broker-dealer for MONY's career network, posted revenues of $10 million for the third quarter of 2001, compared with $12.3 million during the comparable 2000 quarter.

Fourth Quarter and 2002 Outlook
-------------------------------

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                                       6

MONY maintains its earnings outlook for the fourth quarter of $0.10 - $0.15 per share excluding venture capital income. This outlook assumes an improvement in market conditions that will increase assets under management and trading volumes.

As announced on October 18, 2001, MONY anticipates that it will take a one-time, after-tax charge of approximately $2.00 per share in the fourth quarter. This charge includes severance and compensation for affected employees, discontinued real estate leases, and certain other charges, all in connection with the reorganization. It also anticipates the inclusion of other charges that may result from the uncertain market conditions.

For 2002, MONY expects operating income to be $1.25 per share excluding venture capital income. This guidance assumes an approximate 7 percent annual appreciation in the equity markets. An additional $0.70 per share gain is expected from the closing payment in the company's pension business.

Forward Looking Statements
--------------------------

This release contains "forward looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995, including all statements relating to MONY's expected results for 2001 and 2002, and the expected savings. There are a number of uncertainties and risks that could cause actual results to differ materially from our expectations, including those described in the company's filings with the Securities and Exchange Commission. Among other things, movements in the equity markets could affect investment results, the fees earned from assets under management and the demand for variable products; actual death claims experience could differ from our mortality assumptions; and MONY may realize savings that are more or less than expected, as the company's action plans are finalized. The company undertakes no obligation to update or revise any forward-looking statement, whether as a result of new information, future events, or otherwise.

About The MONY Group Inc.
-------------------------

The MONY Group Inc. (NYSE: MNY), with approximately $55 billion in assets under management and administration, provides life insurance, annuities, mutual funds, brokerage, asset management, business & estate planning, trust and investment banking products and services to individual and institutional clients through several member companies. The MONY Group focuses primarily on offering customized financial solutions through multiple distribution channels, including a career network, brokerage general agencies, financial advisors, brokers, and other complementary channels. The MONY Group's (www.mony.com) member companies include The Advest Group, Inc., MONY Life Insurance Company, MONY Life Insurance Company of America, Matrix Capital Markets Group Inc., Enterprise Capital Management, Inc., U.S. Financial Life Insurance Company, MONY Securities Corporation and Trusted Securities Advisors Corp.

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                                       7

Note: The MONY Group Inc. will host a conference call to discuss 3Q 2001 financial results at 9:00 am (EST) on Thursday, November 8, 2001. The call can be heard via the Investor Relations link at www.mony.com.
                                            ------------

                       SUPPLEMENTAL FINANCIAL INFORMATION

To assist interested parties in analyzing the Company's consolidated financial results attached is the following supplemental information:

Exhibit I presents certain summary consolidated income statement data of The MONY Group for the three-month and nine-month periods ended September 30, 2001 and 2000.

Exhibit II presents certain summary consolidated balance sheet data as of September 30, 2001.

Exhibit III presents information regarding new business generated by the Company for the three-month and nine-month periods ended September 30, 2001 and 2000.

Exhibit I

                      THE MONY GROUP INC. AND SUBSIDIARIES
                          CONSOLIDATED INCOME STATEMENT

($ in millions, except share data and per               Three Months Ended                Nine Months Ended
share amounts)                                            September 30,                     September 30,
                                                   2001              2000              2001              2000
Revenues:
Premiums                                       $        162.0    $        162.5    $        500.5    $        504.0
Universal life and investment-type product
  policy fees                                            50.1              51.2             152.1             157.0
Net investment income                                   172.9             231.6             546.1             812.9
Net realized gains (losses) on investments                0.5              22.9               6.0              32.6
Group Pension Profits                                     8.0              10.8              27.2              29.0
Retail brokerage and investment banking                  82.1              12.3             253.0              46.7
Other income                                             21.8              40.0              93.8             127.3
                                               --------------    --------------    --------------    --------------
                                                        497.4             531.3           1,578.7           1,709.5
Benefits and Expenses:
Benefits to policyholders                               203.9             194.0             596.1             577.1
Interest credited to policyholders' account
balances                                                 27.9              28.9              83.2              83.1
Amortization of deferred policy acquisition
costs                                                    32.9              30.7              98.4             105.4
Dividends to policyholders                               54.5              61.0             169.7             170.9
Other operating costs and expenses                      190.0             116.4             591.0             389.0
                                               --------------    --------------    --------------    --------------
                                                        509.2             431.0           1,538.4           1,325.5
Income before income taxes and extraordinary
item                                                    (11.8)            100.3              40.3             384.0
Income tax expense                                       (3.1)             33.1              13.4             130.8
                                               --------------    --------------    --------------    --------------
Income before extraordinary item                         (8.7)             67.2              26.9             253.2
Extraordinary item, net                                    --              (1.0)                              (37.7)
                                               --------------    --------------    --------------    --------------
Net income                                     $         (8.7)   $         66.2    $         26.9    $        215.5
                                               ==============    ==============    ==============    ==============

Operating Income:
Net income                                     $         (8.7)   $         66.2    $         26.9    $        215.5
Adjustments:
  Net realized losses/(gains) after tax                   1.4             (13.2)             (0.8)            (24.0)
on investments excluding closed block
  Extraordinary items                                      --               1.0                --              37.7
                                               --------------    --------------    --------------    --------------

Operating income                               $         (7.3)   $         54.0    $         26.1    $        229.2
                                               ==============    ==============    ==============    ==============


Diluted Per Share Amounts (See Note 1):
Diluted Operating Income                       $        (0.15)   $         1.13    $         0.52    $         4.81
Diluted Net Income Before Extraordinary Item   $        (0.18)   $         1.41    $         0.53    $         5.32
Diluted Net Income                             $        (0.18)   $         1.39    $         0.53    $         4.53

Share Data:
Weighted-average Shares Outstanding                48,642,274        46,147,359        48,915,523        46,572,467
Plus: Incremental Shares from Assumed
  Conversion of Diluted Securities                         --         1,517,693         1,597,601         1,046,639
                                               --------------    --------------    --------------    --------------
Weighted-average Shares Used in Diluted
  Per Share Calculations                           48,642,274        47,665,052        50,513,124        47,619,106
                                               ==============    ==============    ==============    ==============

Note 1: 1,634,471 incremental shares from the assumed conversion of dilutive
-------
securities were not included in the computation of per share amounts for the three month period ended September 30, 2001 because their inclusion would be antidilutive.

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                                       9

Exhibit II

                  SUMMARY CONSOLIDATED BALANCE SHEET DATA

Consolidated Balance Sheet Data:                               As of September,
($ in millions, except per share amounts)                           2001
Invested assets (including cash and cash equivalents)         $         11,862.6
Assets transferred in Group Pension Transaction                          4,811.8
Separate account assets                                                  4,767.0
Other assets                                                             4,166.0
                                                              ------------------
     Total assets                                             $         25,607.4
                                                              ==================

Policyholders' liabilities                                    $         10,412.6
Liabilities transferred in Group Pension Transaction                     4,742.3
Separate account liabilities                                             4,764.3
Short-term debt                                                            546.8
Long-term debt                                                             585.6
Other liabilities                                                        2,376.4
                                                              ------------------
     Total liabilities                                        $         23,428.0

Equity                                                                   2,117.5
Accumulated comprehensive income                                            61.9
                                                              ------------------
     Total shareholders' equity                                          2,179.4

     Total liabilities and shareholders' equity               $         25,607.4
                                                              ==================

Per share amounts:
Diluted book value per share                                  $            44.46
                                                              ==================
Diluted book value per share (Ex. Accumulated
Comprehensive income)                                         $            43.19
                                                              ==================

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                                       10

Exhibit III

                               SEGMENT INFORMATION

The following chart presents MONY's protection and accumulation sales for the quarter as well as revenue generated from the company's retail brokerage and investment banking segment.

-------------------------------------------------------------------------------------------------------
                                       Three-Month     Three-Month      Nine-Month       Nine-Month
                                      Period Ended     Period Ended    Period Ended     Period Ended
                                         9/30/01         9/30/00          9/30/01         9/30/00
-------------------------------------------------------------------------------------------------------
-------------------------------------------------------------------------------------------------------
New Business ($ millions)
-------------------------------------------------------------------------------------------------------
Protection Products
-------------------
-------------------------------------------------------------------------------------------------------
Career Agency System                           $22.6           $ 19.5          $ 60.9           $ 62.7
-------------------------------------------------------------------------------------------------------
U.S. Financial Life Insurance                   11.7             10.2            34.2             30.3
Company
-------------------------------------------------------------------------------------------------------
Complementary Distribution*                     20.5             66.1            56.8            112.3
                                               -----           ------          ------           ------
-------------------------------------------------------------------------------------------------------
Total New Life Insurance Premiums              $54.8           $ 95.8          $151.9           $205.3
                                               =====           ======          ======           ======
-------------------------------------------------------------------------------------------------------
Accumulation Products
---------------------
-------------------------------------------------------------------------------------------------------
Variable Annuities                               $98           $   90            $272           $  322
-------------------------------------------------------------------------------------------------------
Career Agency System - Mutual Funds               72              128             288              509
-------------------------------------------------------------------------------------------------------
Third Party Distribution - Mutual                244              305             749            1,168
                                                ----           ------          ------           ------
Funds
-------------------------------------------------------------------------------------------------------
Total Accumulation                              $414           $  523          $1,309           $1,999
                                                ====           ======          ======           ======
-------------------------------------------------------------------------------------------------------
-------------------------------------------------------------------------------------------------------
Revenues ($ millions)
-------------------------------------------------------------------------------------------------------
Retail Brokerage & Investment
-----------------------------
Banking
-------
-------------------------------------------------------------------------------------------------------
Advest                                         $72.0           $101.4***       $217.9**         $274.7**
-------------------------------------------------------------------------------------------------------
MONY Securities Corp.                           10.0             12.3            33.1             46.7
-------------------------------------------------------------------------------------------------------
Other                                            0.1              1.5***          2.0              4.3***
                                               -----           ------          ======           ======
-------------------------------------------------------------------------------------------------------
Total Revenue                                  $82.1           $115.2          $253.0           $325.7
                                               =====           ======          ======           ======
-------------------------------------------------------------------------------------------------------
-------------------------------------------------------------------------------------------------------
-------------------------------------------------------------------------------------------------------

* primarily corporate life insurance
** for 8 month period, February - September; prior year is proforma for comparison purposes
*** proforma for comparison purposes